  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 2002
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             COOPER CAMERON CORPORATION
                Co-registrants are listed on the following pages.
             (Exact name of registrant as specified in its charter)

          Delaware                       3533                   76-0451843
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
      of incorporation or      Classification Code Number)   Identification No.)
         organization)
                        1333 WEST LOOP SOUTH, SUITE 1700
                              HOUSTON, TEXAS 77027
                                 (713) 513-3300
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 WILLIAM C. LEMMER
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        1333 WEST LOOP SOUTH, SUITE 1700
                              HOUSTON, TEXAS 77027
                                 (713) 513-3300
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                                   COPIES TO:
            T. WILLIAM PORTER                      ALAN J. BOGDANOW
         PORTER & HEDGES, L.L.P.                VINSON & ELKINS L.L.P.
        700 LOUISIANA, 35TH FLOOR                  2001 ROSS AVENUE
           HOUSTON, TEXAS 77002                   DALLAS, TEXAS 75201
              (713) 226-0600                        (214) 220-7700

                                 ---------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                  CALCULATION OF REGISTRATION FEE
=======================================================================================================
           TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM
         SECURITIES TO BE REGISTERED               AGGREGATE OFFERING PRICE(1)     REGISTRATION FEE(4)
-------------------------------------------------------------------------------------------------------
  Debt Securities(2)............................
  Common Stock, par value $.01 per share(2)(3)..
  Preferred Stock, par value $.01 per share(2)..
  Depositary Shares(2)..........................
  Warrants(2)...................................
-------------------------------------------------------------------------------------------------------
       Total....................................          $500,000,000                    $46,000
-------------------------------------------------------------------------------------------------------

---------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). The aggregate initial offering price of all securities issued from time to time pursuant to this Registration
     Statement will not exceed $500,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies.
(2) There are being registered hereunder an indeterminate principal amount of Debt Securities, an indeterminate number of shares of Common Stock and Preferred Stock and an indeterminate number of Warrants, including Debt Securities, Common Stock, Preferred Stock, Depositary Shares and Warrants issuable on conversion, redemption, repurchase, exchange or exercise of the Debt Securities, Preferred Stock or Warrants registered hereunder or pursuant to any applicable antidilution provisions. If any Debt Securities are issued at an original issue discount, then the principal amount of such Debt Securities being registered hereunder shall be such principal amount as shall result in an aggregate initial offering price of up to $500,000,000.
(3) Includes an indeterminate number of rights to purchase Junior Participating Preferred Stock.
(4) Pursuant to Rule 429, this Registration Statement contains a combined prospectus that relates to the Registrant's Common Stock, Debt Securities, Preferred Stock and Warrants registered on Registration Statement No. 333-51705 on Form S-3 previously filed by the Registrant on May 4, 1998 (the "Earlier Registration Statement") pursuant to which $50,000,000 remains to be issued. Fees totaling $14,750.00 covering the previously registered securities were paid by the Registrant upon filing the Earlier Registration Statement and, pursuant to Rule 457(p), will be used to offset the registration fees for this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                SUBJECT TO COMPLETION, DATED JULY 16, 2002

--------------------------------------------------------------------------------
  The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

PROSPECTUS

                                      LOGO


                                  $500,000,000

                           COOPER CAMERON CORPORATION

                                 Debt Securities
                                  Common Stock
                                 Preferred Stock
                                Depositary Shares
                                    Warrants

                                  -----------

     We may offer and sell from time to time:

     -   debt securities;

     -   common stock;

     -   preferred stock;

     -   depositary shares; and

     -   warrants.

     We will provide specific terms of the securities and that offering in a supplement to this prospectus. The prospectus supplement also may add, update or change information in this prospectus. You should read this prospectus and any supplement to this prospectus before you invest. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement.

PLEASE READ AND CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 2 IN THIS PROSPECTUS.

--------------------------------------------------------------------------------
  Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------


               This prospectus is dated ____________, 2002.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS


SECTION                                                                PAGE
-------                                                                ----
About This Prospectus....................................................  1
Cooper Cameron Corporation...............................................  1
Risk Factors.............................................................  2
Forward-Looking Statements...............................................  4
Where You Can Find More Information......................................  4
Recent Developments - Adoption of New Accounting Standards...............  6
Use of Proceeds..........................................................  6
Ratio of Earnings to Fixed Charges.......................................  7
Description of Debt Securities...........................................  8
Description of Capital Stock............................................. 14
Description of Warrants.................................................. 17
Plan of Distribution..................................................... 19
Legal Matters............................................................ 20
Experts.................................................................. 21

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Using this process, we may sell the securities described in this prospectus in one or more offerings with a total initial offering price of up to $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add to, update or change the information in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

                           COOPER CAMERON CORPORATION

     Our operations are organized into three business segments -

     -   Cameron,

     -   Cooper Cameron Valves, and

     -   Cooper Compression Services.

     Through these segments we design, manufacture, market and service equipment used by the oil and gas industry and industrial manufacturing companies. This equipment includes oil and gas pressure control systems, including valves, wellheads, controls, chokes, blowout preventers, drilling and production control systems and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications; gas compressors and turbochargers used principally in oil and gas production and transmission applications and in industrial, manufacturing and power generation applications; and integrally geared centrifugal air compressors that provide oil-free air for use in a variety of industrial applications. We operate internationally and have manufacturing plants and service centers in numerous locations worldwide.

     Our principal executive offices are located at 1333 West Loop South, Suite 1700, Houston, TX 77027, and our phone number is (713) 513-3300.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS DESCRIBED BELOW AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR SECURITIES. OTHER RISKS FACING OUR COMPANY OR RELATED TO EACH OFFERING MAY ALSO BE INCLUDED IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND WE URGE YOU TO READ CAREFULLY ANY ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE YOU MAKE YOUR DECISION TO INVEST IN OUR SECURITIES.

DOWNTURNS IN THE OIL AND GAS INDUSTRY HAVE HAD, AND MAY IN THE FUTURE HAVE, A NEGATIVE EFFECT ON OUR SALES AND PROFITABILITY.

     Demand for most of our products and services, and therefore our revenues, depend to a large extent upon the level of capital expenditures related to oil and gas exploration, production, development, processing and transmission. Declines in oil and gas prices negatively affect the level of these activities. Factors that contribute to the volatility of oil and gas prices include the following:

     - the demand for oil and gas, which is negatively impacted by economic downturns;

     -   the ability of the Organization of Petroleum Exporting
         Countries ("OPEC") to set and maintain production levels and pricing;

     -   the level of production in non-OPEC countries;

     - governmental policies regarding exploration and development of oil and gas reserves;

     -   the political environments of oil and gas producing regions;

     -   the depletion rates of gas wells in North America; and

     -   advances in exploration and development technology.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO INSTABILITY AND CHANGES IN ECONOMIC AND POLITICAL CONDITIONS, FOREIGN CURRENCY FLUCTUATIONS, CHANGES IN FOREIGN REGULATIONS AND OTHER RISKS INHERENT TO INTERNATIONAL BUSINESS.

     We have manufacturing and service operations that are essential parts of our business in developing countries and economically and politically volatile areas in Africa, Latin America and the Asia-Pacific region. The risks of international business that we are exposed to include the following:

     -   volatility in general economic, social and political conditions;

     - differing tax rates, tariffs, exchange controls or other similar restrictions;

     -   changes in currency rates;

     -   inability to repatriate income or capital;

     - changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, trade partners and investment decisions;

     -   reductions in the number or capacity of qualified personnel; and

     -   seizure of equipment.

     We also purchase a large portion of our raw materials and components from a relatively small number of foreign suppliers in countries such as India, China and Pakistan. The ability of these suppliers to meet our demand could be adversely affected by the factors described above.

WE ARE SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS THAT EXPOSE US TO POTENTIAL LIABILITY.

     Our operations are subject to a variety of foreign, federal, state and local laws and regulations, including laws and regulations relating to the protection of the environment. We are required to invest financial and managerial resources to comply with these laws and anticipate that we will continue to do so in the future. To date, the cost of complying with governmental regulation has not been material, but the fact that such laws or regulations are changed frequently makes it impossible for us to predict the cost or impact of such laws and regulations on our future operations. The modification of existing laws or regulations or the adoption of new laws or regulations imposing more stringent environmental restrictions could adversely affect us.

EXCESS CASH IS INVESTED IN MARKETABLE SECURITIES WHICH MAY SUBJECT US TO POTENTIAL LOSSES.

     We invest excess cash in publicly-traded debt and equity securities. Changes in the financial markets, including interest rates, as well as the performance of the issuing companies can affect the market value of our short-term investments. We had approximately $118.4 million of short-term investments at March 31, 2002.

IMPLEMENTATION OF A NEW ENTERPRISE-WIDE SOFTWARE SYSTEM COULD DISRUPT OUR BUSINESS PROCESSES.

     We are in the process of implementing a new enterprise-wide software system. Although we believe we have developed an implementation plan which will allow for a successful transition to the new system, any disruption in this plan could negatively affect our ability to develop, procure, manufacture and/or deliver products, and could disrupt our financial reporting system.

CHANGES IN THE FINANCIAL CONDITION OF OUR CUSTOMERS COULD IMPACT OUR
BUSINESS.

     Erosion of the financial condition of customers could adversely affect our business with regard to both receivables exposure and future revenue realization. In both the Cooper Compression Services and Cooper Cameron Valves divisions, a significant portion of revenues for 2001 were derived from a relatively concentrated group of customers in the pipeline and gas compression business, some of which are reported to be experiencing financial and/or other difficulties related to their capitalization. To the extent these customers' difficulties continue, or worsen, and/or curtail their expenditures with us, our revenues and earnings could be negatively affected.

OUR DEEPWATER SUBSEA PROJECTS EXPOSE US TO RISKS.

     We continue to expand into the deepwater subsea systems market. This market potentially subjects us to greater risk than has historically been present in our surface market as the size and relative concentration of exposure in individual subsea projects magnify the other risks discussed herein.

                           FORWARD-LOOKING STATEMENTS

     We have made "forward-looking statements" within the meaning of Section
27A of the Securities Act and Section 21E of the Securities Exchange Act in this prospectus and in the documents that are incorporated by reference in this prospectus that are subject to risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or similar expressions.

     Although we believe that the expectations in our forward-looking statements are reasonable, we cannot give any assurance that those expectations will be correct. Our operations are subject to numerous uncertainties, risks and other influences, many of which are outside our control and any of which could materially affect our results of operations and ultimately cause the statements we make to be inaccurate. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

     Future events and actual results may differ materially from the results set forth or implied in the forward-looking statements. Factors that might cause such a difference include:

     -   the overall demand for, and pricing of, our products and services;

     -   the size and timing of orders;

     - the existence of competitors, technological changes and developments in the industry;

     - changes in the price of and demand for oil and gas in both domestic and international markets;

     - political and social issues affecting the countries in which we do business

     -   fluctuations in currency and financial markets;

     -   variations in global economic activity; and

     -   the other factors discussed under "Risk Factors."

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 (registration no. 333-_____) with the SEC with respect to the securities we are offering. This prospectus is a part of that registration statement; however, it does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make those statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings, including the registration statement, are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D. C. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

     SEC rules allow us to "incorporate by reference" into this prospectus the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before we sell all of the securities offered through this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the securities covered by this prospectus:

     -   Annual Report on Form 10-K for the year ended December 31, 2001;

     -   Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

     - The description of our common stock, preferred stock and preferred stock purchase rights contained in the registration statement on Form 8-A filed on July 27, 1995.

     You can obtain any of the documents incorporated by reference in this prospectus through us, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus free of charge by requesting them in writing or by telephone from us at the following address and telephone number:

Cooper Cameron Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attn: Corporate Secretary
(713) 513-3322

        RECENT DEVELOPMENTS - ADOPTION OF NEW ACCOUNTING STANDARDS

      Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which we refer to as SFAS 142. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed at least annually for impairment. If we implemented SFAS 142 as of January 1, 1999, our net income and earnings per share amounts would have been as follows:

                                                   Fiscal Year Ended December 31,
                                                  --------------------------------
                                                    2001        2000        1999
                                                  --------     -------     -------
Pro forma results assuming adoption of SFAS
142, effective January 1, 1999
Net income (dollars in thousands)                 $109,064     $37,748     $53,212
Earnings per share:
        Basic                                     $   2.01     $  0.71     $  1.00
        Diluted                                   $   1.93     $  0.69     $  0.97

      The pro forma results by quarter for the years 2001 and 2000 assuming adoption of SFAS 142, effective January 1, 1999 would have been as follows:

                                                            2001 (by quarter)
                                            -----------------------------------------------
                                            QUARTER 1     QUARTER 2   QUARTER 3   QUARTER 4
                                            ---------     ---------   ---------   ---------
Net income (dollars in thousands)            $16,743       $22,449     $37,189     $32,683
Earnings per share:
        Basic                                $  0.31       $  0.41     $  0.68     $  0.61
        Diluted                              $  0.30       $  0.40     $  0.64     $  0.57


                                                            2000 (by quarter)
                                            -----------------------------------------------
                                            QUARTER 1     QUARTER 2   QUARTER 3   QUARTER 4
                                            ---------     ---------   ---------   ---------
Net income (loss) (dollars in thousands)     $15,218       $18,615     $10,833     $(6,918)
Earnings (loss) per share:
         Basic                               $  0.30       $  0.35     $  0.20     $ (0.13)
         Diluted                             $  0.28       $  0.34     $  0.19     $ (0.13)


     The above amounts differ from the amounts reported in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference into this prospectus, due to the exclusion of goodwill amortization in each period presented above.

                                 USE OF PROCEEDS

     Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include acquisitions, working capital, capital expenditures, repayment and refinancing of indebtedness and repurchases and redemptions of our securities. We may initially invest those funds in marketable securities or use them to repay short-term indebtedness until they are used for their stated purpose.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of our earnings to fixed charges for each of the periods indicated is as follows:



                 FISCAL YEAR ENDED DECEMBER 31,                THREE MONTHS
-----------------------------------------------------------        ENDED
     1997       1998        1999       2000        2001        MARCH 31, 2002
     ----       ----        ----       ----        ----        --------------
     6.9         5.4         3.0        2.8         7.3              8.2


     For these ratios, earnings represent income (including only distributed income of less-than-50%-owned entities) before income taxes and fixed charges. Fixed charges represent the sum of interest charges and the portions of rental expenses representative of an interest factor. Excluding nonrecurring/unusual charges of $22.0 million in fiscal 1998, $10.6 million in fiscal 1999, $77.4 million in fiscal 2000 and $20.2 million in fiscal 2001, the ratio of earnings to fixed charges for each of these periods would be 5.9, 3.3, 5.9 and 8.2, respectively. There was no preferred stock outstanding for any of the periods shown above.

                         DESCRIPTION OF DEBT SECURITIES

      The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The senior debt securities will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The subordinated debt securities will rank junior to all of our existing and future senior indebtedness in right of payment. The debt securities issued may be convertible into shares of our common stock, preferred stock, depositary shares or warrants.

      The senior debt securities and the subordinated debt securities will be issued under separate indentures between us and a U.S. banking institution (a "Trustee"). The Trustee for each series of debt securities will be identified in the applicable prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called the "Indentures." We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement, and you should read the Indentures for provisions that may be important to you. In the summary, we have included references to section numbers of the Indentures so that you can easily locate those provisions. Capitalized terms used in this summary have the meanings used in the Indentures.

GENERAL

      At March 31, 2002, we did not have any outstanding preferred stock and we had approximately $460.5 million of outstanding long-term debt, including the long-term portion of obligations under capital leases.

      - the Indentures do not limit the aggregate principal amount of debt securities that can be issued thereunder. (Section 301)

      - debt securities may be issued in one or more series, each in an aggregate principal amount we authorize before issuance, and may be in any currency or currency unit that we may designate. (Section 301)

      - debt securities of a series may be issued in registered or global form. (Sections 201, 203 and 301)

      - the Indentures do not limit the amount of other unsecured debt or securities that we can issue.

      - the senior debt securities will rank equally with all of our other senior debt.

      - the subordinated debt securities will have a junior position to all of our senior debt. (Section 1301)

      A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

      -  the title and type of debt securities being offered;

      -  the total principal amount of debt securities being offered;

      - the dates on which the principal of, and premium, if any, on the offered debt securities is payable;

      -  the interest rate;

      -  the date from which interest will accrue;

      -  the interest payment dates;

      -  any optional redemption periods;

      - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

      - whether the debt securities will be convertible into shares of common stock or exchangeable for other of our securities, and if so, the terms of conversion or exchange;

      -  events causing acceleration of maturity;

      - any provisions granting special rights to holders when specified events occur;

      -  any changes to or additional events of default or covenants;

      -  any special tax implications of the debt securities; and

      -  any other terms of the debt securities. (Section 301)

DENOMINATIONS

      The debt securities will be issued in denominations of $1,000 or multiples thereof. (Section 302)

SUBORDINATION

      Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities generally will be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture provides that no payment of principal, interest and/or premium on the subordinated debt securities may be made in the event:

      - of any insolvency, bankruptcy or similar proceeding involving us or our property;

      - we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due; or

      - a default occurs with respect to any "Designated Senior Indebtedness" (as defined in the subordinated indenture), which permits the holders of such debt to accelerate its maturity (until such default is cured or a period of 179 days from receipt of notice has passed). (Sections 1301, 1302 and 1303)

      The subordinated indenture will not limit the amount of senior debt that we may incur.

      Senior Indebtedness is defined to include all our secured and unsecured direct or contingent liabilities and obligations, including our guarantees for money we borrow, which is not expressed to be subordinate to, or junior in right of payment to, any of our other indebtedness, our trade payables and our tax liabilities.

EVENTS OF DEFAULT

      The following are Events of Default under each Indenture:

      - failure to pay principal or any premium on any debt security when due;

      - failure to pay any interest on any debt security when due, continued for 30 days;

      - failure to deposit any mandatory sinking fund payment when due, continued for 30 days;

      - failure to perform any other covenant in the Indenture that continues for 90 days after written notice;

      -  certain events of bankruptcy, insolvency or reorganization; and

      - any other event of default as may be specified in the supplemental indenture with respect to debt securities of such series. (Section 501)

      An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium or interest) if the Trustee considers the withholding of notice to be in the best interest of the holders. (Section 602)

ACCELERATION OF DEBT UPON AN EVENT OF DEFAULT

      If an Event of Default occurs, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities may declare the principal amount of all the debt securities of the applicable series to be due and payable immediately. (Section 502) If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of a series of debt securities can void the declaration. These conditions include the requirement that we have paid or deposited with the Trustee a sum sufficient to pay all overdue principal and interest payments on the series of debt securities subject to the default. (Section 502)

      If an Event of Default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of either Trustee or any holder. (Section
502)

      Depending on the terms of our indebtedness, an Event of Default under an Indenture may cause a cross default on our other indebtedness.

DUTIES OF TRUSTEE

      Other than its duties in the case of default, the Trustee is not obligated to exercise any of its rights or powers under either Indenture at the request, order or direction of any holders unless the holders offer the Trustee satisfactory security or indemnity. (Section 603)

      If the holders provide satisfactory security or indemnification, the holders of a majority of principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee for any series of debt securities.
(Section 512)

COVENANTS

      Under the Indentures, we will:

      - pay the principal, interest and premium, if any, on the debt securities when due;

      -  maintain a place of payment;

      - deliver a report to the Trustee at the end of each fiscal year reviewing our obligations under the Indentures; and

      - deposit sufficient funds with any payment agent on or before the due date for the payment of any principal, interest or premium. (Sections 1001, 1002, 1003 and 1005)

MODIFICATION OF INDENTURES

      Each Indenture provides that we and the Trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

      -  adding to our covenants;

      -  adding additional events of default;

      - changing or eliminating any provisions of the indentures so long as there are no holders entitled to the benefit of the provisions;

      - establishing the form or terms of any series of debt securities; or

      -  curing ambiguities, defects or inconsistencies in the
         Indentures or making any other provisions with respect to matters or questions arising under the Indentures. (Section
         901)

      With specific exceptions, the Indentures or the rights of the holders of the debt securities may be modified by us and the Trustee with the consent of the holders of a majority of the outstanding principal amount of the debt securities of each series affected by the modification, but without the consent of the holders of each outstanding debt security affected, no modification may be made which would:

      - change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

      - change the terms of any sinking fund with respect to any debt security;

      - reduce the principal amount of, or the interest or any premium on, any debt security upon redemption or repayment at the option of the holder;

      - change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

      - impair the right to sue for the enforcement of any payment on or with respect to any debt security; or

      - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for any such modification or amendment of the Indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or for waiver of specific defaults. (Section 902)

CONSOLIDATION, MERGER AND SALE OF ASSETS

      Each Indenture generally permits a consolidation or merger between us and another company, and permits us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring company will assume all of our responsibilities and liabilities under the Indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the Indentures. (Section 801)

      We will only consolidate or merge with or into another company or sell all or substantially all of our assets according to the terms and conditions of the Indentures. The remaining or acquiring company will assume our obligations under the Indentures with the same effect as if it had been an original party to the Indentures and we shall be released from all our liabilities and obligations under either Indenture and any debt securities. (Sections 801 and 802) Thereafter, the successor company may exercise our rights and powers under either Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor company.

DISCHARGE AND DEFEASANCE

      We will be discharged from all obligations under the applicable indenture with respect to any series of debt securities, except for surviving obligations to register the transfer or exchange of the debt securities, if:

      - all debt securities of the series previously authenticated and delivered under the relevant indenture have been delivered to the indenture trustee for cancellation; or

      - all debt securities of that series have become due and payable or will become due and payable, at maturity or by redemption, and we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of that series on the dates those payments are due. (Section 401)

      To exercise our right to be discharged, we must deliver the following to the applicable trustee:

      - an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of such option and will be subject to U.S. federal income tax on the same amount in the same manner and at the same time as if such option had not been exercised; and

      - an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the satisfaction and discharge of the applicable indenture with respect to such series have been complied with. (Section 401)

      In addition to our right of discharge described above, we may deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable; then, at our option, either of the following will occur:

      - we will be discharged from our obligations with respect to the debt securities of that series ("legal defeasance"); or

      - we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive ("covenant defeasance"). (Section 403)

      If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

      -  register the transfer or exchange of debt securities;

      -  replace stolen, lost or mutilated debt securities; and

      - maintain paying agencies and hold monies for payment in trust. (Section 403)

      Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the U.S. Internal Revenue Service or a change in law to that effect. (Section 403)

PAYMENT AND PAYING AGENTS

      Principal, interest and premium, if any, on fully registered securities will be paid at designated places. Payment will be made by check mailed to the person in whose name the debt securities are registered on the day specified in the Indentures or any prospectus supplement. Payments in other forms will be paid at a place designated by us and specified in a prospectus supplement. (Section 307)

      Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge. (Section 1002)

GLOBAL SECURITIES

      The debt securities of a series may be issued in the form of one or more global certificates that will be deposited with a depositary or its nominee identified in a prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. (Sections 201, 203 and 301)

                          DESCRIPTION OF CAPITAL STOCK

      Our certificate of incorporation authorizes us to issue up to 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2002 there were approximately 54,071,292 shares of common stock outstanding and we do not have any shares of preferred stock outstanding.

COMMON STOCK

      The holders of common stock as of the applicable record date are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights for the election of our directors in accordance with our bylaws and Delaware law. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors out of funds legally available for distribution, and, in the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. The common stock currently outstanding is validly issued, fully paid and nonassessable.

      See "-Stockholder Rights Plan; Preferred Stock Rights Agreement" for information regarding the rights that currently attach to each outstanding share of our common stock.

      The transfer agent and registrar for the common stock is First Chicago Trust Division of EquiServe.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

      1. prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

      2. upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

            -   by persons who are directors and also officers; and

            - by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

      3. at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines "business combination" to include:

      1. any merger or consolidation involving the corporation and the interested stockholder;

      2. any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

      3. subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

      4. any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

      5. the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      In general, Section 203 defines an "interested stockholder" as any entity or person which or who beneficially owns (or within three years did own) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

      The existence of this provision can be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

      Our certificate of incorporation requires that any business combination involving us and a person who beneficially owns 20% or more of our common stock must be approved by the holders of at least 80% of the voting power of our outstanding shares of capital stock, voting together as a single class. This provision does not apply if either (a) the business combination is approved by a two-thirds vote of the continuing directors, as defined in our certificate of incorporation, or (b) certain "fair price" and disclosure conditions are met.

STOCKHOLDER RIGHTS PLAN; PREFERRED STOCK RIGHTS AGREEMENT

      The following summary of the principal terms of the rights and the Preferred Stock Rights Agreement, referred to as the rights agreement, is a general description only and is subject to the detailed terms and conditions of the rights agreement.

      In 1995, our board of directors declared a dividend distribution of one right for each outstanding share of our common stock. Each right is subject to the terms of the rights agreement. The rights agreement provides that each share of our outstanding common stock will have the right to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock at an exercise price of $300.00, subject to adjustment.

      The rights under the rights agreement currently are attached to and trade together with our common stock. The rights will separate from our common stock and be represented by separate and distinct certificates approximately ten days after someone acquires or commences a tender offer for 20% or more of our outstanding common stock.

      After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of our common stock. Once distributed, the rights certificates alone will represent the rights.

      All shares of our common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on October 31, 2007 unless earlier redeemed or exchanged by us.

      If an acquiror, which could be a person or group, obtains, or commences a tender or exchange offer to obtain, 20% or more of our common stock, then each right will entitle the holder to purchase a number of shares of our common stock having a then-current market value equal to two times the exercise price.

      Each right will entitle the holder to purchase a number of shares of common stock of the acquiring entity having a then-current market value of twice the purchase price if an acquiror obtains 20% or more of our common stock and any of the following occurs:

            -   we merge into another entity; or

            -   we sell more than 50% of our assets or earning power.

      Under the rights agreement, any rights that are or were owned by an acquiror, or its affiliates, of more than 20% of our outstanding common stock will be null and void.

      At its option, our board of directors may redeem all of the outstanding rights under the rights agreement at any time on or prior to the close of business on the tenth day following the time that an acquiror obtains 20% or more of our outstanding common stock.

      The redemption price under the rights agreement is $0.01 per right. The right to exercise the rights will terminate upon the action of our board of directors ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

      The rights issued under the rights agreement are designed to protect and maximize the value of our common stock in the event of an unsolicited attempt to acquire us in a manner or on terms that are not approved by our board of directors. The rights are designed to deter unfair tactics, including a gradual accumulation of shares in the open market of a 20% or greater position, followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally.

      Subject to the restrictions described above, the rights may be redeemed by us at $0.01 per right at any time prior to the time the rights separate from the common stock. Accordingly, the rights should not interfere with any merger or business combination approved by our board of directors. The rights are not intended to prevent a transaction that is in the best interest of our stockholders. However, the rights may have the effect of rendering more difficult or discouraging an acquisition that our board of directors deemed undesirable. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon redemption of the rights.

PREFERRED STOCK

      Our certificate of incorporation authorizes us to issue shares of preferred stock in one or more series. Our board of directors has the authority, without stockholder consent and subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The certificate of designation relating to each series will fix the voting power, rights, preferences and restrictions of the preferred stock of each series. A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

      -  the number of shares in any series;

      - the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

      -  the voting rights of that series of preferred stock, if any;

      - any conversion provisions applicable to that series of preferred stock;

      - any redemption or sinking fund provisions applicable to that series of preferred stock including whether there is any restriction on the repurchase or redemption of the preferred stock while there is any arrearage in the payment of dividends or sinking fund installments;

      - the liquidation preference per share of that series of preferred stock, if any; and

      - the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

      All shares of preferred stock offered will, when issued, be fully paid and non-assessable.

      The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

      We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the certificate of designation for complete information.

      Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

DEPOSITARY SHARES

      At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction, to be set forth in the prospectus supplement, of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

      The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

      Depositary receipts issued pursuant to the depositary agreement will evidence the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

      The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the depositary agreement, our certificate of incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC.

                             DESCRIPTION OF WARRANTS

      We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants.

      If we issue warrants, we may do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

      The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

      -  the title of the warrants;

      - the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants and procedure by which those numbers may be adjusted;

      -  the exercise price of the warrants;

      -  the aggregate number of warrants offered;

      -  the price or prices at which each warrant will be issued;

      -  the procedures for exercising the warrants;

      -  dates or periods during which the warrants are exercisable; and

      - the expiration date and any other material terms of the warrants.

                              PLAN OF DISTRIBUTION

      We may sell the securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or (3) through agents. The prospectus supplement will set forth the following information:

      -  the terms of the offering;

      -  the names of any underwriters or agents;

      -  the name or names of any managing underwriter or underwriters;

      -  the purchase price of the securities from us;

      - the net proceeds we will receive from the sale of the securities;

      -  any delayed delivery arrangements;

      - any underwriting discounts, commissions and other items constituting underwriters' compensation;

      -  the initial public offering price;

      - any discounts or concessions allowed or reallowed or paid to dealers; and

      -  any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

      If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      If we use underwriters in the sale of the offered securities, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase our securities until the distribution of the offered securities is completed. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize, maintain or otherwise affect the price of the offered securities.

      In connection with an underwritten offering, the underwriters may make short sales of the offered securities and may purchase our securities on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are made in an amount not greater than the over-allotment option we may grant to the underwriters in connection with the offering. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing our securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing our securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

      The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase our securities in the open market to reduce the selling group members' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the selling group members who sold those securities as part of the offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases, or those purchases could prevent or retard a decline in the price of the security. The imposition of a penalty bid might also have an effect on the price of a security to the extent, if any, that it discourages a resales of the security.

      Neither we nor the underwriters will make any representation or prediction as to the direction or magnitude of any effect that the transactions we describe above may have on the price of the offered securities. In addition, neither we nor the underwriters will make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transactions.

DIRECT SALES AND SALES THROUGH AGENTS

      We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of these securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

      We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                  LEGAL MATTERS

      Certain legal matters relating to the validity of the common stock, debt securities, preferred stock and warrants will be passed upon for the Company by Porter & Hedges, L.L.P., Houston, Texas and for any underwriters or agents by Vinson & Elkins L.L.P., Dallas, Texas.

                                     EXPERTS

      The consolidated financial statements Cooper Cameron Corporation incorporated by reference in Cooper Cameron Corporation's Annual Report (Form 10-K) for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth expenses payable by Cooper Cameron Corporation (the "Company") in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except the SEC registration fee.

SEC registration fee..............................................    $ 46,000
Printing expenses.................................................      50,000
Legal fees and expenses...........................................     100,000
Accounting fees and expenses......................................      25,000
Fees and expenses of trustee and counsel..........................      15,000
Fee and expenses of transfer agent................................      10,000
Rating agency fees................................................     150,000
Miscellaneous expenses............................................      25,000
                                                                      --------

       Total*.....................................................    $421,000
                                                                      ========

*All of the above expenses are estimated except for the SEC filing fee. The Company has offset against the full amount of the $46,000 filing fee required in connection with this registration statement, filing fees paid in connection with a prior registration statement as described in Note 4 to the Calculation of Registration Fee table in this registration statement.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

      In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceedings, as well as to expenses (including attorneys' fees).

      The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors; or (ii) by independent legal counsel in a written opinion, if such quorum does not exist or if the disinterested directors so direct; or (iii) by the stockholders.

      The Amended Certificate of Incorporation of the Registrant (the "Certificate") and bylaws of the Registrant require the Registrant to indemnify the Registrant's directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements the Company has entered into with its directors and executive officers. The Certificate limits the personal liability of a director to the Registrant or its stockholders to damages for breach of the director's fiduciary duty. The Registrant has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted or incurred by such persons in their capacities as directors or officers of the Registrant, or that may arise out of their status as directors or officers of the Registrant, including liabilities under the federal and state securities laws.

      Section 102(b)(7) of the DGCL ("Section 102(b)") authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or recession. The Certificate limits the liability of directors to the Registrant or its stockholders to the fullest extent permitted by Section 102(b). Specifically, directors of the Registrant will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. In the view of the Commission, the limitation of monetary liability pursuant to state law does not apply to liabilities under the federal securities laws.

ITEM 16.    EXHIBITS.

     EXHIBIT NO.                                      DESCRIPTION
---------------------   ------------------------------------------------------------------------
       +1.1             -- Form of Underwriting Agreement
       *4.1             -- Form of Senior Indenture
       *4.2             -- Form of Subordinated Indenture
       *5.1             -- Opinion of Porter & Hedges, L.L.P.
      *12.1             -- Statement Regarding Computation of Ratio of Earnings to Fixed Charges
       23.1             -- Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)
      *23.2             -- Consent of Ernst & Young LLP
       24.1             -- Power of Attorney (included on signature page)
      +25.1             -- Statement of Eligibility of Trustee on Form T-1

-----------------
* Filed herewith.

+ The Company will file as an exhibit to a current report on Form 8-K (i) any underwriting agreement relating to the securities offered hereby or (ii) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of the applicable trustee.

ITEM 17.    UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

      (6) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (7) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

      Each of the undersigned hereby appoints Sheldon R. Erikson and William
C. Lemmer and each of them (with full power to act alone), as attorney and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all act and things whatsoever requisite or desirable.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 16, 2002.

                                         By: /S/ SHELDON R. ERICKSON
                                             -----------------------------------
                                               Sheldon R. Erikson
                                               Chairman of the Board, President
                                               and Chief Executive Officer

      Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the indicated capacities and on July 16, 2002.

               SIGNATURE                                TITLE
               ---------                                -----

/S/ SHELDON R. ERICKSON                  Chairman of the Board, President and
---------------------------------------  Chief Executive Officer (Principal
          Sheldon R. Erickson            Executive Officer)


/S/ THOMAS R. HIX                        Senior Vice President of Finance and
---------------------------------------  Chief Financial Officer (Principal
             Thomas R. Hix               Financial Officer)


/S/ CHARLES M. SLEDGE                    Vice President and Corporate
---------------------------------------  Controller (Principal Accounting
           Charles M. Sledge             Officer)

/S/ NATHAN M. AVERY
---------------------------------------  Director
            Nathan M. Avery

/S/ C. BAKER CUNNINGHAM
---------------------------------------  Director
          C. Baker Cunningham

/S/ LAMAR NORSWORTHY
---------------------------------------  Director
            Lamar Norsworthy

/S/ MICHAEL PATRICK
---------------------------------------  Director
            Michael Patrick

/S/ DAVID ROSS
---------------------------------------  Director
               David Ross

                                   EXHIBITS

  EXHIBIT NO.                                  DESCRIPTION
---------------   ------------------------------------------------------------------------
       +1.1       -- Form of Underwriting Agreement
       *4.1       -- Form of Senior Indenture
       *4.2       -- Form of Subordinated Indenture
       *5.1       -- Opinion of Porter & Hedges, L.L.P.
      *12.1       -- Statement Regarding Computation of Ratio of Earnings to Fixed Charges
       23.1       -- Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)
      *23.2       -- Consent of Ernst & Young LLP
       24.1       -- Power of Attorney (included on signature page)
      +25.1       -- Statement of Eligibility of Trustee on Form T-1

-----------------
* Filed herewith.

+ The Company will file as an exhibit to a current report on Form 8-K (i) any underwriting agreement relating to the securities offered hereby or (ii) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of the applicable trustee.